UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     July 23, 2007

SM&A

(Exact name of registrant as specified in its charter)

Delaware	0-23585	33-0080929
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4695 MacArthur Court, 8th Floor, Newport Beach, California		92660
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code     (949) 975-1550

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 19, 2007, SM&A, a Delaware corporation, entered into an employment agreement with Cathy L. McCarthy, who became President and Chief Executive Officer of the Company effective July 19, 2007, as set forth under Item 5.02 below.

The term of employment under Ms. McCarthy’s agreement will be through July 18, 2009.  Ms. McCarthy will receive a salary of $450,000 per annum, and will participate in the Company’s incentive compensation program with an opportunity to earn $250,000 in bonus compensation. Ms. McCarthy will participate in a long term incentive compensation plan adopted by the compensation committee of the Board of Directors, and as President and CEO would receive up to 100,000 shares of Company stock solely based on achievement of performance targets through 2009.  Additionally, the Board of Directors may award other equity incentives each January 2nd Ms. McCarthy is employed.  As an incentive to enter into the Agreement, Ms. McCarthy will be issued 200,000 stock options under the Company’s equity incentive plan.  The options vest quarterly over 16 quarters, provided, however, that if Ms. McCarthy’s contract is not renewed after July 18, 2009, those stock options that have not previously vested under this agreement as of that date shall immediately vest in full.

If Ms. McCarthy is terminated by SM&A without cause, or terminates her employment for good reason (as defined in the agreement),  she will receive salary through the balance of the agreement term or for 12 months, whichever is longer, and continuation of health insurance and similar benefits for the time specified in the agreement.  If Ms. McCarthy is terminated within the 12 months following a change in control (defined in the agreement) she will receive a salary until the first to occur of (A) the last day of the term of the Agreement or (B) six (6) calendar months after the effective date of such termination of Employment, and continuation of insurance benefits until the earlier to occur of (A) the last day of the term of this Agreement specified in Section 1.2 above or (B) the expiration of eighteen (18) calendar months after the Change of Control or six (6) calendar months after the effective date of such termination of the Employment, whichever is later.  Other benefits and perquisites provided to SM&A executives will be available to Ms. McCarthy as more fully set forth in her employment agreement. Ms. McCarthy agreed to certain restrictive covenants and other provisions for the benefit of the Company as more fully set forth in the agreement.

A copy of the agreement is attached hereto as Exhibit 10.1.

The Company  ratified its existing indemnification agreement with Ms. McCarthy in the form previously filed with the Securities and Exchange Commission.  Ms. McCarthy had been serving as President and Chief Operating Officer through July 12, 2007 and the indemnification agreement did not terminate as a result of her change in status.

On July 18, 2007, SM&A entered into a separation agreement with Cynthia A. Davis, who resigned as Chief Executive Officer and a member of the board of directors effective July 18, 2007, as set forth under Item 5.02 below.  Subject to the terms more fully set forth therein, the Company and Ms. Davis agreed to a mutual release of claims, provided that the Company’s indemnification obligations and certain restrictive covenants of Ms. Davis’ employment agreement remain in force following her resignation.

A copy of the agreement is attached hereto as Exhibit 10.2.

Item 1.02 Termination of Material Definitive Agreement.

The Employment Agreement of Cynthia A. Davis terminated effective July 18, 2007, subject to the survival of certain restrictive covenants in favor of the Company as more fully set forth in the Separation Agreement attached hereto as Exhibit 10.2.

Item 2.02 Results of Operations and Financial Condition.

The Company issued a press release on July 19, 2007, discussing the change in management referred to in Items 1.01, 1.02 and 5.02 of this Form 8-K, and announcing that revenues for the second quarter of 2007 are expected to exceed $25,000,000.  A copy of the press release is attached as Exhibit 99.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  Cynthia A. Davis, Chief Executive Officer and a Director of SM&A, resigned as an officer and director, effective July 18, 2007.  Ms. Davis did not serve on any committees of the Board of Directors.

(c)  Cathy L. McCarthy, 60 years old, was elected as President and Chief Executive Officer and as a director of SM&A, effective July 19, 2007.  Ms. McCarthy has entered into an employment agreement with the Company, as described under Item 1.01 above.

Ms. McCarthy became an officer of the Company in November 2001, serving as President and Chief Operating Officer from December 2005 to July 12, 2007.

Ms. McCarthy serves on the audit committee and compensation committee of Thermage, Inc. (Nasdaq: THRM).  Ms. McCarthy also serves on the board of a private company and a nonprofit organization.

A description of the employment contract with Ms. McCarthy is set forth in Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

10.1  Employment Agreement by and  between SM&A  and Cathy L. McCarthy, dated and effective July 19, 2007.

10.2  Separation Agreement by and between SM&A and Cynthia A. Davis, dated and effective July 18, 2007.

99.1 Press release dated July 19, 2007, issued by SM&A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SM&A

July 23, 2007	By:	/s/ Steve D. Handy
Name: Steve D. Handy
Title: SVP, Chief Financial Officer and Secretary

Exhibit Index

Exhibit No.	Description
10.1 Employment Agreement by and between SM&A and Cathy L. McCarthy, dated and effective July 19, 2007.

10.2 Separation Agreement by and between SM&A and Cynthia A. Davis, dated and effective July 18, 2007.

99.1 Press release dated July 19, 2007, issued by SM&A.